Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our capital shares summarizes the material terms and provisions of our capital shares based on the provisions of our Amended and Restated Articles (as amended, the “Articles”). The following description of our capital shares does not purport to be complete and is subject to, and qualified in its entirety by, (i) our Articles which is an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.6 forms a part and (ii) the British Columbia Business Corporations Act.

General

We are authorized to issue an unlimited number of common shares and preferred shares, no par value. As of December 12, 2025, there were 8,333,823 common shares outstanding and 150 Series A-1 Shares (as defined below) outstanding and 834 Series B-1 Shares (as defined below).

Common Shares

The holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. The holders of common shares are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred shares. Holders of common shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common shares. Common shares outstanding, and to be issued, are, and will be, fully paid and non-assessable. Additional shares of authorized common shares may be issued, as authorized by our board of directors from time to time, without shareholder approval, except as may be required by The Nasdaq Capital Market.

Preferred Shares

Pursuant to our Articles and the provisions of the British Columbia Business Corporations Act, our board of directors has the authority, without further action by the shareholders (unless such shareholder action is required by applicable law or the rules of The Nasdaq Capital Market), to designate and issue an unlimited number of preferred shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Preferred shares, if issued, will be fully paid and non-assessable.

The board of directors’ authority to determine the terms of any such preferred shares include, without limitation: (i) the designation of each series and the number of preferred shares that will constitute each such series; (ii) the dividend rate or amount, if any, for each series; (iii) the price at which, and the terms and conditions on which, the preferred shares of each series may be redeemed, if such shares are redeemable; (iv) the terms and conditions, if any, upon which preferred shares of such series may be converted into shares of other classes or series of shares of the Company, or other securities; and (v) the maturity date, if any, for each such series; but no such special rights or restriction shall contravene any other provision of Part 26 of the Articles of the Company.

The issuance of preferred shares may or may not have a dilutive effect on the voting rights of shareholders owning common shares, depending on the rights and preferences set by the board of directors. Preferred shares may be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. However, except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the board of directors or in connection with convertible preferred shares, the holders of preferred shares shall not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of the Company. Section 61 of the British Columbia Business Corporations Act provides that the special rights attached to preferred shares may not be prejudiced or interfered with unless the shareholders holding such class of shares consent to such matter by a special resolution of such holders of preferred shares. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our common shares.

Series A-1 Convertible Preferred Shares

On October 30, 2024, we filed a notice of alteration to our Articles to amend our authorized share structure to amend the terms of a series of preferred shares, without par value, designated as “Series A-1 Convertible Preferred Shares” (the “Series A-1 Shares”). We are authorized to issue up to 500 Series A-1 Shares.

The Series A-1 Shares have a stated value of $10,000 per share and rank, with respect to redemption payments, rights upon liquidation, dissolution or winding-up of the Company, or otherwise, senior in preference and priority to our common shares, but equal to other series of preferred shares. The Company has the option to redeem the Series A-1 Shares, and upon conversion of liquidation, holders are entitled to receive the stated value plus a 10% annual return on capital, payable by the issuance of common shares at the conversion price, calculated daily until the three-year anniversary of issuance. Holders of the Series A-1 Shares will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on our common shares when and if actually paid.

Each Series A-1 Share is convertible into a number of our common shares calculated by dividing (i) the sum of the stated value of such Series A-1 Share plus a return equal to 10% of the stated value per Series A-1 Share per annum, calculated daily, by (ii) a fixed conversion price of $3.445. A holder of the Series A-1 Shares will not have the right to convert any portion of its Series A-1 Shares if the holder, together with its affiliates, would beneficially own in excess of 19.99% of the number of common shares outstanding immediately after giving effect to such conversion. The Series A-1 Shares do not have the right to vote on any matters except as required by law.

In the event of any liquidation, dissolution or winding-up of the Company, a holder of Series A-1 Shares shall be entitled to receive, before any distribution or payment may be made with respect to our common shares, an amount equal to 100% of the stated value, plus a return equal to 10% of the stated value per Series A-1 Share per annum, calculated daily. If amounts payable on a liquidation, dissolution or winding-up of the Company, or on the occurrence of any other event that entitles the shareholders holding all series of preferred shares to be paid out of the assets of the Company legally available for distribution to the Company’s shareholders, including a return of capital, are not paid in full, holders of Series A-1 Shares must participate rateably in such distribution with holders of all other series of preferred shares.

Beginning three years after the date of issuance, we may buy-back some or all outstanding Series A-1 Shares for a cash payment per share equal to the stated value plus returns equal to 10% of the stated value per Series A-1 Share per annum calculated from the original date of issue of such share, and any other amounts due in respect of such Series A-1 Share.

Series B-1 Convertible Preferred Shares

On February 12, 2025, we filed a notice of alteration to our Articles to amend our authorized share structure to create a series of preferred shares, without par value, designated as “Series B-1 Convertible Preferred Shares” (the “Series B-1 Shares”). We are authorized to issue up to 1,000 Series B-1 Shares.

The Series B-1 Shares have no par value and a stated value of $10,000 per share and rank, with respect to redemption payments, rights upon liquidation, dissolution or winding-up of the Company, or otherwise, senior in preference and priority to the common shares and each other class or series of shares ranking junior to the Series B-1 Shares, but equal to other series of preferred shares.

If we declare or make any dividend or other distribution to common shares, the holders of Series B-1 Shares will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on the common shares, when and if actually paid.

Each Series B-1 Share is convertible into a number of common shares calculated by dividing (i) the sum of the stated value of such Series B-1 Share by (ii) a fixed conversion price of $1.92. A holder of Series B-1 Shares will not have the right to convert any portion of its Series B-1 Shares if, together with its affiliates, it would beneficially own in excess of 4.99% (or, at the option of the Investor, 9.99%) of the number of common shares outstanding immediately after giving effect to such conversion, provided, however, that a holder may increase or decrease the beneficial ownership limitation by giving 61 days’ notice to us, but not to any percentage in excess of 19.99%. The Series B-1 Shares do not have the right to vote on any matters except as required by law and do not contain any variable pricing features, or any price-based anti-dilutive features.

Anti-takeover Provisions of our Articles

In addition to the board of directors’ ability to issue preferred shares, our Articles contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors. These provisions include advance notice procedures for shareholder proposals and a supermajority vote requirement for business combinations.

Advance Notice Procedures for Shareholder Proposals

Effective October 31, 2013, our board of directors adopted an advance notice policy (the “Advance Notice Policy”) with immediate effect for the purpose of providing our shareholders, directors and management with a clear framework for nominating our directors in connection with any annual or special meeting of shareholders. The Advance Notice Policy was approved by the shareholders at our annual meeting on February 13, 2014.

Purpose of the Advance Notice Policy. Our directors are committed to: (i) facilitating an orderly and efficient annual general or, where the need arises, special meeting, process; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation. The purpose of the Advance Notice Policy is to provide our shareholders, directors and management with a clear framework for nominating directors. The Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

Terms of the Advance Notice Policy. The Advance Notice Policy provides that advance notice to the Company must be made in circumstances where nominations of persons for election to our board of directors are made by shareholders of the Company other than pursuant to: (i) a “proposal” made in accordance with Division 7 of Part 5 of the British Columbia Business Corporations Act; or (ii) a requisition of the shareholders made in accordance with section 167 of the British Columbia Business Corporations Act. Among other things, the Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the secretary of the Company prior to any annual or special meeting of shareholders and sets forth the specific information that a shareholder must include in the written notice to the secretary of the Company for an effective nomination to occur. No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Our board of directors may, in its sole discretion, waive any requirement of the Advance Notice Policy.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% or more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services Inc. located at 510 Burrard St – 3rd Floor, Vancouver, BC V6C 3B9, and its telephone number is 1-604-661-9400.

Listing on The Nasdaq Capital Market

Our common shares are listed on The Nasdaq Capital Market under the symbol “EDSA.”